UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2007

MedQuist Inc.

(Exact name of registrant as specified in charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ	08054
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          The board of directors of MedQuist Inc. (the “Company”) has appointed the Company’s current Chief Executive Officer, Howard S. Hoffmann, to the additional position of President of the Company effective as of June 14, 2007.

In connection with the appointment of Mr. Hoffmann, 53, as our Chief Executive Officer, we entered into a letter agreement with Nightingale and Associates, LLC (“Nightingale”), dated as of July 29, 2004 and amended as of December 16, 2004, September 25, 2006 and January 8, 2007, pursuant to which Nightingale assigns the services of Mr. Hoffmann to us to serve as our Chief Executive Officer.  Mr. Hoffmann serves as the Managing Partner of Nightingale.  Pursuant to the terms of the agreement, Mr. Hoffmann is to serve as our full time Chief Executive Officer until June 30, 2007.  We expect that Mr. Hoffmann will continue to serve as our full time Chief Executive Officer for an undetermined amount of time after June 30, 2007 and we are currently negotiating the terms of an extension of this agreement.  We currently pay to Nightingale the sum of $120,000 per month for Mr. Hoffmann’s service as our Chief Executive Officer.  In addition, we reimburse Nightingale for any out-of-pocket expenses incurred by Mr. Hoffmann in the course of his service as our Chief Executive Officer.  Examples of such out-of-pocket expenses include transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.  Under the terms of our current arrangement with Nightingale, if we decide to engage Mr. Hoffmann as a consultant upon the completion of his service as our Chief Executive Officer, we will pay Nightingale $525 per hour for Mr. Hoffmann’s services as a consultant.

Nightingale may be entitled to an additional performance related bonus payment of up to $480,000, which will be paid no later than July 16, 2007, in connection with Mr. Hoffmann’s service in 2007 as our Chief Executive Officer (“2007 Performance Bonus”).  The amount, if any, of the 2007 Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives that have been established by our board of directors and Nightingale.

In addition, Nightingale may be entitled to an additional discretionary bonus payment of up to $240,000 in connection with Mr. Hoffmann’s service in 2006 as our Chief Executive Officer (“2006 Discretionary Bonus”).  Whether or not such payment will be made to Nightingale will be decided upon by a committee composed of the Non-Executive Chairman of our board of directors, the Chairman of the Audit Committee and the Chairman of the Compensation Committee.  The committee will inform Nightingale of the amount, if any, of the 2006 Discretionary Bonus that is to be paid by the date that is 14 days following completion of the filing of our periodic filings covering the years 2003, 2004 and 2005 and the first three quarters of 2006 with the SEC.

From January 1, 2007 through May 31, 2007, we have paid Nightingale an aggregate of $1,050,582, such amount representing $620,090 related to the services of Mr. Hoffmann as our Chief Executive Officer and $430,492 related to the services of other personnel employed by Nightingale.

Mr. Hoffmann joined Nightingale, a management consulting company specializing in turnarounds and crisis management, in May 1990 and became a Member of Nightingale in

February 1997.  He has been the Managing Partner of Nightingale since January 2001.  Prior to serving as our Chief Executive Officer, Mr. Hoffmann led numerous consulting engagements serving as an advisor to boards of directors, management or creditors as well as serving in various interim executive management positions.  Immediately prior to being engaged by us, Mr. Hoffmann served as an advisor to management of a nationwide health club chain from June 2004 to July 2004.  He served as interim Chief Executive Officer of Global Knowledge Network, a global provider of technology training solutions from May 2003 to October 2003 after having led a consulting engagement for the same company commencing in August 2002.  Mr. Hoffmann has also served as Chief Restructuring Officer of Vision Twenty-One, Inc., a Florida-based integrated eye care company, and as interim Chief Financial Officer and Chief Operating Officer of Soft Sheen Products, Inc., a consumer products company.  Mr. Hoffmann currently serves as a director of two privately-held companies — Block Vision, a managed vision care company, and Protocol Marketing Group, Inc., an integrated direct marketing company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: June 20, 2007	By:	/s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer and President